Exhibit 99.2

Global Geophysical Services, Inc.

13-Week DIP Budget
Submitted 9/10/2014

Through Week Ended 12/5/2014

Global Geophysical Services, Inc.
13-Week DIP Budget Background & Explanation

Background and Explanation:

•	The following page is the most recent DIP Budget provided to the DIP Lenders as of September 10, 2014.

•	3 weeks of actual summary cash flows as well as 13 weeks of projected summary cash flows were provided.

•	Cash Beginning and Cash Ending balances are reflective of U.S. only book cash amounts and exclude restricted cash and cash held on account of cash-collateralized obligations such as letters of credit.

•	The week's Cash Ending balance is determined by summing the week's Inflows, Outflows and Cash Beginning balance.

•	Inflows are inclusive of cash transfers from foreign country operations (non-U.S. bank accounts).

Summary Cash Flow

$ 000s

	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
				1	2	3	4	5	6	7	8	9	10	11	12	13
	WE	WE	WE	WE	WE	WE	WE	WE	WE	WE	WE	WE	WE	WE	WE	WE
	8/22	8/29	9/5	9/12	9/19	9/26	10/3	10/10	10/17	10/24	10/31	11/7	11/14	11/21	11/28	12/5
Inflows
Collections (Received at Corporate)	$2,267	$117	$7,356	$4,291	$3,606	$8,659	$932	$13,747	$13,664	$125	$8,318	$2,211	$125	$2,551	$6,075	$4,031

Outflows
Cash Request from Regions	(723)	(740)	(588)	(1,264)	(779)	(625)	(681)	(351)	(734)	(514)	(511)	(376)	(633)	(190)	(546)	(386)
Payroll, Per Diem, Benefits	(1,451)	(99)	(1,498)	(375)	(1,270)	(375)	(1,270)	(375)	(495)	(1,150)	(495)	(1,150)	(495)	(1,150)	(495)	(1,150)
Payroll (IOM)	-	-	(1,200)	-	-	-	-	(1,170)	-	-	-	(1,170)	-	-	-	(1,170)
Accounts Payable	(1,279)	(1,315)	(2,174)	(3,034)	(1,171)	(2,051)	(1,319)	(2,590)	(1,160)	(900)	(1,021)	(2,578)	(1,480)	(1,182)	(1,055)	(2,366)
Interest/Fees on Term Loan A	-	(483)	-	-	-	-	(533)	-	-	-	(517)	-	-	-	(467)	-
Interest/Fees on Term Loan B	-	(888)	-	-	-	-	(980)	-	-	-	(949)	-	-	-	(858)	-

Total Professionals	(261)	(976)	(926)	(1,910)	(55)	(288)	(352)	(2,022)	(61)	(273)	(512)	(2,122)	(198)	(273)	(1,945)	(2,011)

Bankruptcy Related Payments	-	(4)	(40)	(15)	(15)	(15)	(15)	-	-	-	-	-	-	-	-	-
Other Payments (Insurance, etc)	-	(236)	-	-	-	-	(250)	-	-	-	-	(250)	-	-	-	(250)
Total Outflows	(3,713)	(4,741)	(6,426)	(6,598)	(3,290)	(3,355)	(5,401)	(6,508)	(2,451)	(2,837)	(4,005)	(7,647)	(2,806)	(2,796)	(5,366)	(7,333)

Net Cashflow	$(1,447)	$(4,624)	$930	$(2,307)	$316	$5,304	$(4,469)	$7,239	$11,213	$(2,712)	$4,314	$(5,435)	$(2,681)	$(245)	$709	$(3,302)

Cash Beginning	$14,525	$13,078	$8,454	$9,384	$7,078	$7,394	$12,698	$8,229	$15,468	$26,681	$23,969	$28,283	$22,847	$20,166	$19,921	$20,630
Net Cashflow	(1,447)	(4,624)	930	(2,307)	316	5,304	(4,469)	7,239	11,213	(2,712)	4,314	(5,435)	(2,681)	(245)	709	(3,302)
Borrowing	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash Ending	$13,078	$8,454	$9,384	$7,078	$7,394	$12,698	$8,229	$15,468	$26,681	$23,969	$28,283	$22,847	$20,166	$19,921	$20,630	$17,328